Exhibit 10.1

BANK OF LUXEMBURG

INCENTIVE BONUS PLAN

1.  Purpose.  The Board of Directors of the Bank of Luxemburg adopted this Incentive Bonus Plan to establish a correlation between the annual incentives awarded to the Participants and the Bank’s financial performance.  Subject to the terms and conditions of this Plan, the Participants may receive a discretionary incentive bonus and/or an incentive bonus tied to Performance Goals.  The Plan will be applicable to Fiscal Year 2003 and subsequent years unless and until terminated by the Committee.

2.  Definitions.  As used in the Plan, the following terms have the meanings indicated:

(a)  “Bank” means Bank of Luxemburg and its consolidated subsidiaries.

(b)  “Board” means the Board of Directors of the Bank.

(c)  “Committee” means the Board or the Executive Committee or any other authorized committee of the Board.

(d)  “Disability” means a condition that entitles the Participant to disability payments under the terms of the Bank’s long-term disability plan.

(e)   “Participant” means any executive or other employee of the Bank participating in the Plan for the applicable Fiscal Year.

(f)  “Performance Goal” means a goal established by the Committee to measure the performance of the Bank for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Fiscal Year.

(g)  “Fiscal Year” means the Bank’s fiscal year.  The initial Fiscal Year is the fiscal year ended December 31, 2003.

(h)  “Plan” means this Incentive Bonus Plan, as amended from time to time.

(i)  “Retirement” means the termination of employment of a Participant due to retirement with the consent of the Committee.

3.  Participation.  Participation in the Plan for any Fiscal Year shall be limited to the Participants designated by the Committee by name or position.  At the Committee’s discretion, a person who becomes a Participant after the commencement of a Fiscal Year may be eligible to receive an award pursuant to Section 4 on such terms as the Committee may determine.

4.  Determination of Awards.

(a)  From time to time, the Committee may approve one or more Performance Goals and the terms and amount of an award for each Participant.  Awards may include awards that are paid at the discretion of the Committee or awards payable if and/or to the extent that Performance Goals are achieved.

(b)  The Committee expressly reserves the right to increase, reduce or eliminate entirely any award at any time before it is paid.  Such determination shall be conclusive and binding on the Participant(s) and the Bank.

5.  Payment of Awards.

(a)  Subject to the other terms and conditions of this Plan, awards shall be payable promptly following the completion of the audit of the Fiscal Year for which they are computed or earlier (in whole or in part) at the discretion of the Committee.  Notwithstanding the foregoing, a Participant may defer receipt of an award otherwise payable by filing a timely election pursuant to any deferred compensation plan maintained by the Bank.  All awards under the Plan are subject to federal, state and local income and payroll tax withholding.

(b)  Even if the Performance Goals have been met, Participant shall receive no payment if the Participant’s employment with the Bank terminates prior to the date of payment for any reason or if the Committee determines, in its sole discretion, not to make any payment.

6.  Administration.  The Plan shall be administered by the Committee.  The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Bank.  The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, grant waivers or exceptions to the terms of the Plan or an award, and make determinations with respect to the eligibility for or amount and terms of any award.  The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive.  The Committee may consult with counsel, who may be counsel to the Bank, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7.  Rights.  Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Bank or any of its assets or create contractual or other legal duties in favor of a Participant.  A Participant shall for all purposes be a general creditor of the Bank.  The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of the Participant’s creditors.  Nothing in the Plan shall confer upon any Participant the right to receive an award, be selected as a Participant or continue in the employ of the Bank, or shall interfere with or restrict in any way the right of the Bank to discharge a Participant at any time for any reason whatsoever, with or without cause.  A person’s selection to be a Participant in any Fiscal Year does not give such person any right to be selected a Participant in any other Fiscal Year.

8.  Successors.  The Plan shall be binding on the Participants and their personal representatives.  If the Bank becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Bank or its successor in interest.

9.  Amendment and Termination.  The Committee may amend or terminate the Plan or any awards hereunder at any time as it deems appropriate.